CERTIFICATE OF AMENDMENT

                                OF

                   CERTIFICATE OF INCORPORATION

                                OF

                    PARKER-LEVITT CORPORATION
                    (Pursuant to Section 242)

          PARKER-LEVITT CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of the Corporation at a meeting duly held, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said Corporation:

         RESOLVED, that the Certificate of Incorporation of this corporation be amended by amending the Article thereof numbered "FIRST" so that, as amended said Article shall be and read as follows:

          "The name of the corporation is COMMERCIAL PROPERTY CORPORATION"

          SECOND: That said amendments have been approved and authorized by the vote of in excess of a majority of the holders of all the issued and outstanding stock of the Corporation entitled to vote at the annual meeting of stockholders of said Corporation.

          IN WITNESS WHEREOF, said PARKER-LEVITT CORPORATION has caused its corporate seal to be hereunto affixed and this certificate to be signed by Cosmo J. Caterino, its President, and Robert J. Patten, its Secretary, this 20th day of June 1977.

                         PARKER-LEVITT CORPORATION


                             By/s/Cosmo J. Caterino
                              President


                              /s/Robert J. Patten
                   ATTEST:    Secretary


STATE OF MASSACHUSETTS)
                      )  SS.:
COUNTY OF WORCHESTER  )

     BE IT REMEMBERED, that on this 20th day of June, 1977, personally came before me a Notary Public in and for the County and State aforesaid, Cosmo J. Caterino, President, and Robert J. Patten, Secretary of Parker-Levitt Corporation, a corporation of the State of Delaware, the corporation described in and which executed the foregoing certificate, known to me personally to be such, and they, the said Cosmo J. Caterino as such President and Robert J. Patten as such Secretary duly executed said certificate before me and acknowledged the said certificate to be their act and deed and the act and deed of said Corporation; that the signatures of said President and of the Secretary of said corporation to said foregoing certificate are in the handwriting of the said President and Secretary of said Corporation respectively; that the seal affixed to said certificate is the common or corporate seal of said Corporation; that the facts stated in the foregoing certificate are true; and that the act of sealing, executing, acknowledging and delivering said certificate was duly authorized by the Board of Directors and Stockholders of said Corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.

                              /s/Shirley J. Federline
                         Notary Public

                         My commission expires 5/30/80